EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-181690) of Regency Energy Partners LP of our reports dated February 19, 2013 and February 15, 2011 relating to the financial statements of Midcontinent Express Pipeline LLC, which appear in the Current Report on Form 8‑K of Regency Energy Partners LP dated August 9, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 9, 2013